EXHIBIT 99.1

Contact:

Christopher J. Geberth	Al Palombo
Vice President Finance	Investor Relations
Diomed Holdings, Inc.	Cameron Associates
(877) 434-6633 or 978-824-1816	(212) 554-5488
investor-relations@diomedinc.com	al@cameronassoc.com

DIOMED ANNOUNCES THIRD QUARTER RESULTS

Company Delivers 40% Growth in Total Revenues and 82% Increase in North American EVLT® Sales

ANDOVER, MA, October 27, 2005 --- Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, including its patented EVLT® laser treatment for varicose veins, today announced results for the third quarter ended September 30, 2005.

“Diomed posted a solid quarterly performance in what is typically the most seasonally affected quarter of the year, delivering revenues of $4.6 million, up 40% over the comparable quarter in 2004, while global EVLT® revenue increased 56%,” stated James Wylie, President & CEO of Diomed Holdings, Inc. “Impressively, through the first nine months of 2005, our North American EVLT® revenues increased 87% over the comparable period in 2004, with North America EVLT® disposable revenue increasing 96%. North America is our largest and fastest growing market for EVLT®, and we anticipate continued gains as adoption rates accelerate and patient awareness continues to increase.”

Revenue for the nine months ended September 30, 2005 of $13.5 million increased $4.1 million, or 43%, over 2004, while global EVLT® sales increased 69%. However, consolidated sequential revenue decreased $194,000 from the second quarter of 2005, due to continued softness in international revenues, coupled with traditional seasonal lows and the effects of Hurricanes Katrina and Rita.

Gross profit as a percentage of sales for the third quarter of 45% increased 5 percentage points over the third quarter of 2004. Gross profit for the nine months ended September 30, 2005 of $6.2 million was 46% of sales, an increase of 8 percentage points over the same period in 2004. Both periods reflect the impact of incremental volume as well as improvements in material costs.

Selling and marketing expenses of $2.1 million increased $295,000, or 17%, over the third quarter of 2004, but decreased 225,000, or 10%, from the second quarter of 2005. For the nine months ended September 30, 2005, selling and marketing expenses were $6.7 million, an increase of $1.8 million, or 38%, over the same period in 2004. The increase was driven by higher sales commissions resulting from the increased sales volume and increased marketing expenditures in support of our sales initiatives focused on the growing commercialization of EVLT®.

General and administrative expenses of $1.8 million increased $176,000, or 11%, over the third quarter of 2004, but decreased $281,000, or 13%, from the second quarter of 2005. General and administrative expenses for the nine month period ended September 30, 2005 were $5.5 million, an increase of $954,000 over the same period in 2004. The increase during the quarter was primarily attributable to $224,000 in incremental legal fees and $106,000 in Sarbanes Oxley compliance costs offset by other administrative cost savings. Total third quarter legal costs of $718,000 included $676,000 for the continuing cost of litigation against our primary competitors.

Net loss for the third quarter of 2005 was $2.4 million compared to $2.6 million for the third quarter of 2004, and $8.8 million for the nine months ended September 30, 2005 compared to $7.0 million for the same period 2004. The expansion of Diomed’s sales and marketing efforts during the year drove incremental revenue, which was offset by the increased legal costs and $1.5 million in non-cash interest expense arising from the amortization and acceleration of debt discount from the conversion of $3.3 million in debt in the first quarter 2005.

Net loss applicable to common stockholders was $3.1 million, or $0.16 per share, for Q3 2005 compared to $2.6 million, or $0.18 per share, in Q3 2004, and $9.6 million, or $0.50 per share, compared to $7.0 million, or $0.50 per share, for the same period 2004. For the third quarter of 2005 and the nine month period ended September 30, 2005, net loss applicable to common stockholders includes $763,000 in dividends accreted on preferred stock as a result of a beneficial conversion feature.

Diomed reported an ending cash and short term investment balance of $16.6 million at September 30, 2005, up from $9.8 million at June 30, 2005. Inventory increased $762,000 during the quarter in advance of the launch of the new DELTA laser platform. The company also invested $500,000 in Luminetx Corporation in accordance with our exclusive distribution agreement entered into on August 5, 2005. Excluding these transactions and the proceeds of the $10 million private placement of preferred stock in September, the company’s net cash utilization decreased to $2.0 million for the quarter.

“Diomed continues to build market share in minimally invasive treatment of varicose veins,” concluded Wylie.  “We expect total laser treatments to surpass radio frequency treatments for the first time in 2006 --- an important milestone as Diomed approaches an installed EVLT base of nearly 800 systems --- more than all the other laser suppliers serving this market segment combined.”

Conference Call Information
Diomed will hold a conference call to review its third quarter and nine months ended September 30, 2005 financial results on October 27, 2005 at 10:00 a.m. Eastern Time (ET). The call will be hosted by James A. Wylie, Jr., President and Chief Executive Officer, and David B. Swank, Chief Financial Officer.

Interested parties may access the conference call by dialing 866-356-3093 (domestic) or 617-597-5381 (international), participant pass code 14102873. The call will also be available via web cast at www.diomedinc.com.

If you are unable to participate, an audio digital replay of the call will be available from Thursday, October 27, 2005, 1:00 p.m. ET, until Thursday, November 3, 2005, 1:00 p.m. ET. The digital replay can be accessed by dialing 888-286-8010, (domestic) or 617-801-6888 (international), using pass code 10334469. A web archive will also be available during this time period at www.diomedinc.com

About Diomed
Diomed develops and commercializes minimally invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed focuses on EndoVenous Laser Treatment (EVLT®) for use in varicose vein treatments, photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT® procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for EVLT®, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website, www.evlt.com. EVLT® is a registered trademark of Diomed, Inc., Andover, MA.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 22 through 37 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

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Diomed Holdings, Inc.
(Unaudited) Condensed Consolidated Statements of Operations
Three Months and Nine Months Ended September 30, 2005 and 2004

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004

Revenues	$ 4,582,840	$ 3,276,464	$ 13,488,120	$ 9,408,769

Cost of revenues	2,511,536	1,959,384	7,325,127	5,822,032

Gross profit	2,071,304	1,317,080	6,162,993	3,586,737

Operating expenses:
Research and development	403,498	453,578	1,150,712	1,123,181
Selling and marketing	2,080,723	1,785,266	6,693,660	4,865,889
General and administrative	1,811,921	1,635,852	5,475,535	4,521,375

Total operating expenses	4,296,142	3,874,696	13,319,907	10,510,445

Loss from operations	(2,224,838)	(2,557,616)	(7,156,914)	(6,923,708)

Interest expense, non-cash	98,904	-	1,502,760	-
Interest expense, cash-based	35,405	15,433	187,773	37,194
Total interest expense	134,309	15,433	1,690,533	37,194

Net loss	$ (2,359,147)	$ (2,573,049)	$ (8,847,447)	$ (6,960,902)

Less: Preferred stock dividends	(762,656)	-	(762,656)	-

Net loss applicable to common stockholders	$ (3,121,803)	$ (2,573,049)	$ (9,610,103)	$ (6,960,902)

Basic and diluted net loss per share applicable to common stockholders	$ (0.16)	$ (0.18)	$ (0.50)	$ (0.50)

Basic and diluted weighted average common shares outstanding	19,423,728	14,606,422	19,143,276	14,041,892

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Diomed Holdings, Inc.
Condensed Consolidated Balance Sheets
As of September 30, 2005 (unaudited) and December 31, 2004

ASSETS	September 30, 2005	December 31, 2004
Current assets:
Cash and cash equivalents	$ 14,800,507	$ 14,436,053
Short term investments	1,768,908	-
Accounts receivable, net	2,667,086	2,074,393
Inventories	3,102,225	2,204,385
Note receivable	500,000	-
Prepaid expenses and other current assets	543,548	348,586

Total current assets	23,382,274	19,063,417

Property, plant and equipment, net	1,032,307	901,569
Intangible assets, net	4,428,938	4,482,091
Other assets	319,053	896,320

Total assets	$ 29,162,572	$ 25,343,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 3,809,985	$ 2,092,562
Accrued expenses and other	2,216,109	1,894,908
Bank loan	193,329	-
Deferred revenue	228,030	359,749
EVLT technology payable ($500,000 face value, net of $14,610 at September 30, 2005 and $1,000,000 face value, net of $66,733 debt discount at December 31, 2004)	485,390	933,267

Total current liabilities	6,932,843	5,280,486

Deferred revenue and other	162,680	-
Convertible debt ($3,712,000 face value, net of $1,177,803 debt discount at September 30, 2005 and $7,000,000 face value, net of $2,183,151 debt discount at December 31, 2004)	2,534,197	4,816,849
EVLT technology payable ($250,000 face value, net of $4,902 debt discount at December 31, 2004)	-	245,098
Warrant liability	1,861,328	-
Total liabilities	11,491,048	10,342,433

Preferred stock	7,755,000	-

Stockholders’ equity	9,916,524	15,000,964

Total liabilities and stockholders’ equity	$ 29,162,572	$ 25,343,397